As filed with the Securities and Exchange Commission on February 26, 2021
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_________
SIRIUSPOINT LTD.
(Exact name of registrant as specified in its charter)
_________

Bermuda
(State or other jurisdiction of
incorporation or organization)

Point House
3 Waterloo Lane
Pembroke HM 08 Bermuda
+1 441 542-3300
(Address of Registrant’s Principal Executive Office)

Not Applicable
(I.R.S. Employer
Identification Number)

Not Applicable
(Zip Code)

_________

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD. 2018 OMNIBUS INCENTIVE PLAN
SIRIUSPOINT LTD. 2013 OMNIBUS INCENTIVE PLAN
(Full title of the plan)
_________
Registered Agent Solutions, Inc.
99 Washington Avenue
Suite 1008
Albany, NY 12260
(888) 705-7274
(Name, address and telephone number of agent for service)
_________
With copies to:

Steven J. Slutzky, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Rachael Dugan General Counsel SiriusPoint Ltd. Point House 3 Waterloo Lane Pembroke HM 08 Bermuda +1 441 542-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒	Non-accelerated filer	☐	Smaller reporting company	☐
_________

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan (the “Legacy Sirius Omnibus Plan”)	common shares, par value $0.10 per share, of the Registrant (the “Common Shares”)	5,010,131(2)	$10.17 (3)	$50,953,033	$5,559
SiriusPoint Ltd. 2013 Omnibus Incentive Plan (the “Legacy TPRE Omnibus Plan”)	Common Shares	11,114,376 (2)	$10.17 (3)	$113,033,204	$12,332

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional Common Shares that become issuable under the Sirius Omnibus Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Common Shares.

(2) The Common Shares being registered hereby represent the sum of (x) 5,010,131 Common Shares issuable in respect of outstanding awards under the Sirius Omnibus Plan as of the date of this Registration Statement; and (y) as permitted by the applicable rules of the New York Stock Exchange, an additional 11,114,376 Common Shares issuable in respect of the authorized but unissued share reserve under the Sirius Omnibus Plan as of the date of this Registration Statement, which are being added to the Legacy TPRE Omnibus Plan, which is being renamed in connection with the consummation of the merger referenced in the Explanatory Note to this Registration Statement.

(3) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $10.17 per share, was the average of the high and low prices of the Common Shares on February 23, 2021 as reported by the New York Stock Exchange.

EXPLANATORY NOTE

On February 26, 2021, there occurred the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of August 6, 2020, previously entered into by and among the Company, Sirius International Insurance Group, Ltd., and Yoga Merger Sub Limited (the “Merger Agreement”).

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by SiriusPoint Ltd. (the “Company”, the “Registrant” or “we” (including corollary terms)) for the purpose of registering an aggregate of 16,124,507 common shares, par value $0.10 per share, of the Company (the “Common Shares”). Of these Common Shares:

•5,010,131 Common Shares are issuable in respect of outstanding awards under the Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan (the “Legacy Sirius Omnibus Plan”) as of the date of this Registration Statement; and

•As permitted by the applicable rules of the New York Stock Exchange, the additional 11,114,376 Common Shares represent the authorized but unissued share reserve under the Legacy Sirius Omnibus Plan as of the date of this Registration Statement, which are being added to the SiriusPoint Ltd. 2013 Omnibus Incentive Plan (the “Legacy TPRE Omnibus Plan”).

Such aggregate number of Common Shares reflects the adjustment and conversion required by the terms of the Merger Agreement. The Legacy TPRE Omnibus Plan is being renamed in connection with the consummation of the transaction contemplated by the Merger Agreement; its prior name was the Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan.

Part I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be included in the Section 10(a) prospectus will be sent or given to employees as specified by Rules 428 of the Securities Act of 1933, as amended (the “Securities Act”) and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of the Form S-8.

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Certain Documents by Reference.

The following documents previously filed with the Commission by the Registrant are incorporated herein by reference:

(1) the Registrant’s Annual Report on Form 10-K for fiscal year ended December 31, 2020, filed with the Commission on February 23, 2021 (File No. 001-36052);

(2) the Registrant’s Current Reports on Form 8-K filed with the Commission on February 26, 2021 (File No. 001-36052), February 22, 2021 (File No. 001-36052), February 8, 2021 (File No. 001-36052), February 5, 2021 (File No. 001-36052), January 25, 2021 (File No. 001-36052) and January 21, 2021 (File No. 001-36052); but in each case only to the extent the items therein specifically are stated to be “filed” rather than “furnished” for the purposes of Section 18 of the Exchange Act; and

(3) the description of the Registrant’s common stock, par value $0.01 per share, contained in the Registrant’s registration statement on Form 8-A filed with the Commission on August 8, 2013 (File No. 001-36052), including any subsequently filed amendments and reports updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act), shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in this Registration Statement or a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Indemnification of Directors and Officers
Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act. Section 98 of the Companies Act further provides that a company may advance moneys to an officer or auditor for the costs, charges and expenses incurred by the officer or auditor in defending any civil or criminal proceedings against them, on condition that the officer or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them.
We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for this purpose.
Under Delaware law, a corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits director liability to the corporation or its shareholders for monetary damages for breaches of their fiduciary duty of care. Under Delaware law, a director’s liability cannot be eliminated or limited for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or (iv) transactions from which such director derived an improper personal benefit.
Delaware law provides that a corporation may indemnify a director, officer, employee or agent of the corporation against any liability or expenses incurred in any civil, criminal, administrative or investigative proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may be made only for expenses (not judgments or amounts paid in settlement) and may not be made even for expenses if the officer, director or other person is adjudged liable to the corporation (unless otherwise determined by the court). In addition, under Delaware law, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that party. Furthermore, under Delaware law, a corporation is permitted to maintain directors’ and officers’ insurance.
Indemnification Agreements
We have entered into indemnification agreements with our directors. The indemnification agreements provide that we will indemnify our directors or officers or any person appointed to any committee by the board of directors acting in their capacity as such in relation to any of our affairs for any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the company other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not be opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.
Directors’ and Officers’ Liability Insurance
We have obtained directors’ and officers’ liability insurance which insures against certain liabilities that our directors and officers and the directors and officers of our subsidiaries may, in such capacities, incur.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.
Item 9. Undertakings.
(a) The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pembroke, Bermuda on February 26, 2021.

SiriusPoint Ltd.

By:	/s/ Siddhartha Sankaran
Siddhartha Sankaran Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Siddhartha Sankaran	Chief Executive Officer (Principal Executive Officer)	February 26, 2021
Siddhartha Sankaran

/s/ David W. Junius	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 26, 2021
David W. Junius

*	Director	February 26, 2021
Joseph L. Dowling III

*	Director	February 26, 2021
Rafe de la Gueronniere

*	Director	February 26, 2021
Gretchen A. Hayes

	Director	February 26, 2021
Rachelle C. Keller

	Director	February 26, 2021
Sharon M. Ludlow

*	Director	February 26, 2021
Mehdi A. Mahmud

	Director	February 26, 2021
Franklin (Tad) Montross IV

	Director	February 26, 2021
Peter W.H. Tan

*	Director	February 26, 2021
Joshua L. Targoff

*	Director	February 26, 2021
Daniel V. Malloy

*	Director	February 26, 2021
Mark Parkin

* By: David W. Junius
Attorney in Fact

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibits

5.1	Opinion of Carey Olsen Bermuda Limited.
10.1
Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan , incorporated by reference to Exhibit 10.6 to Amendment No. 2 to the Registration Statement on Form S-4 filed by Sirius International Insurance Group, Ltd. with the SEC on October 11, 2018.

10.2	Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan, incorporated by reference to Exhibit 10.10 to the Annual Report on Form 10-K filed by the Company with the SEC on February 24, 2017.
23.1	Consent of Independent Auditors.
23.2	Third Point Enhanced LP Consent of Independent Auditors.
23.3	Consent of Carey Olsen Bermuda Limited (included in Exhibit 5.1).